EXHIBIT 99.1


PRESS RELEASE

*FOR IMMEDIATE RELEASE*



                      SOUTHBANC SHARES AND HERITAGE BANCORP
                              COMPLETE THEIR MERGER

      Anderson, South Carolina, July 31, 2000 -- SouthBanc Shares, Inc. (Nasdaq:
SBAN), Anderson, South Carolina, announced today that it has completed its merger with Heritage Bancorp, Inc. effective July 31, 2000. SouthBanc Shares, which was the surviving corporation in the merger, now serves as the holding company for Perpetual Bank and Heritage Federal Bank. The combined company operates nine branches in the Upstate region of South Carolina and has over $700 million in assets.

      Each share of Heritage Bancorp common stock was exchanged for either $17.65 in cash or .992 of a share of SouthBanc common stock. SouthBanc will pay approximately $36.3 million in cash and issue approximately 1.8 million shares in connection with the transaction.

      As a result of the elections of Heritage stockholders, those persons who elected to receive cash or stock in exchange for their shares of Heritage common stock will receive the cash and/or stock they requested. Those persons who did not make an effective election will receive SouthBanc stock in exchange for their Heritage shares.


For further information contact:

Robert W. Orr
President and CEO
SouthBanc Shares, Inc.
(864) 225-0241